Exhibit 99.1

SILVER STREAM ENTERS INTO STANDSTILL AGREEMENT TO PERFORM
DUE DILIGENCE ON BUNKER HILL MINE, KELLOGG, IDAHO

LAS VEGAS, NV, MAY 22, 2014 – Silver Stream Mining Corp. (the "Company" or "Silver Stream") (OTCQB: AGSM) announced today it has entered into a standstill agreement ("Agreement") with Placer Mining Corporation, a Nevada corporation ("Placer"), which owns the Bunker Hill Mine, near Kellogg, Idaho ("Bunker" or the "Property"), in which Silver Stream will have the exclusive right to evaluate and perform due diligence on the Property until August 15, 2014 ("Review Period"). Upon completion of the Review Period, the parties expect to negotiate and enter into option and exclusivity agreements ("Option Agreements") whereby Silver Stream can acquire the interests of Placer shareholders upon satisfaction of certain terms and conditions to be negotiated.

In consideration for the Review Period, Silver Stream will pay Placer the sum of $60,000 USD (Sixty Thousand Dollars) per month on a payment schedule of $15,000 USD (Fifteen Thousand Dollars) per week commencing Friday, May 16, 2014, with payments concluding Friday, August 1, 2014. However, the Review Period will extend until Friday, August 15, 2014.  Silver Stream will have a seven (7) day grace period in the event a payment to Placer is delayed for any reason. If a payment is delayed beyond the seven (7) day grace period, the Agreement will automatically terminate and neither Placer nor Silver Stream will have any obligation to one another from that date forward.

In the event Placer terminates this Agreement in order to accept another offer, or for any reason whatsoever, then Placer will pay Silver Stream a breakup fee in the amount of $5,000,000 USD (Five Million Dollars USD) within fifteen (15) days of notifying Silver Stream in writing of such termination.

During the Review Period, Placer agrees it will not, directly or indirectly, solicit, initiate, assist, facilitate, promote or encourage proposals or offers from, entertain or enter into discussions or negotiations with, or provide information relating to the Property, including, but not limited to any and all due diligence materials, to any persons, entity or group in connection with the sale of the Property or any interest therein, or any amalgamation, merger, consolidation, arrangement, or sale of all or substantially all of the assets of Placer.

There is no assurance Silver Stream and Placer will ever execute Option Agreements.  If Option Agreements are not executed Silver Stream will lose all of the money paid to Placer and will not receive refunds of any kind.

About Silver Stream: Silver Stream is a natural resource company engaged in the acquisition of, exploration for, and development of, metallic mineral resources in the Americas. The Company is currently focused on delivering shareholder value through the advancement of the Zonia Copper Project in Yavapai County, Arizona and the exploration of the Solomon Pillars Gold Property in Beardmore, Ontario, Canada. The Company's Technical Advisory Team, with expertise in geology, engineering and operations provides a foundation to assess other mining projects for potential acquisition or joint venture opportunities throughout the Americas and to pursue the development of the Company's existing projects in a focused and economical manner.

Silver Stream Mining Corp. • 9550 South Eastern Avenue • Suite 253 • Las Vegas, NV 89123 • Tel: (702) 818-1775 • Fax: (702) 818-1776

FORWARD LOOKING STATEMENTS:

Information contained herein regarding optimism related to the Company's business, expanding exploration, development activities and other such statements are "forward-looking statements". While Silver Stream believes such statements are reasonable, they are based on current expectations, estimates and projections about the Company's business and are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including market prices for the Company's mineral products, international and domestic economic conditions, and other risk factors listed in the Company's Securities and Exchange Commission (SEC) filings under "risk factors" and elsewhere. The Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release, except as required by applicable law.

Contact:
Silver Stream Mining Corp.
Terrence H. Byberg, President and C.E.O.
Tel: (702) 818-1775
info@silverstreammining.com

Silver Stream Mining Corp. • 9550 South Eastern Avenue • Suite 253 • Las Vegas, NV 89123 • Tel: (702) 818-1775 • Fax: (702) 818-1776